                                                      PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-59997


                             Subject to Completion
          Preliminary Prospectus Supplement, dated February 18, 1999

PROSPECTUS SUPPLEMENT                                 [LOGO] MERRILL LYNCH
(To prospectus dated July 30, 1998)               PROTECTED GROWTH(SM) INVESTING
                                                 "Pursuit of Growth, Protection
                                                         of Principal"


                                2,500,000 Units
                           Merrill Lynch & Co., Inc.
               S&P 500(R) Market Index Target-Term Securities(R)
                               due March  , 2006
                             "MITTS(R) Securities"
                        ($10 principal amount per unit)

                               ----------------

The MITTS Securities:                   Payment at Maturity:
 . 100% principal protection at          . On the maturity date, for each unit
  maturity                                of the MITTS Securities you own, we
 . No payments prior to the maturity       will pay you an amount equal to the
  date                                    sum of the principal amount of each
 . Senior unsecured debt securities        unit and an additional amount based
  of Merrill Lynch & Co., Inc.            on the percentage increase, if any,
 . Linked to the value of the S&P          in the value of the S&P 500 Index
  500 Index                               adjusted by an adjustment factor as
 . The MITTS Securities have been          described in this prospectus.
  approved for listing on the           . You will receive no less than the
  American Stock Exchange under the       principal amount of your MITTS
  trading symbol "FML".                   Securities.
 . Closing date: March  , 1999

                  Investing in the MITTS Securities involves risk.
       See "Risk Factors" beginning on page S-8 of this prospectus supplement.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or passed upon the adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

                                                          Per unit    Total
                                                          --------    -----
   Public offering price.................................  $10.00  $25,000,000
   Underwriting discount.................................  $       $
   Proceeds, before expenses, to Merrill Lynch & Co.,
    Inc..................................................  $       $

   The public offering price and the underwriting discount for any single transaction to purchase:
    (a) between 100,000 units and 499,999 units will be $   per unit and
    $   per unit, respectively;
  and
    (b) 500,000 units or more will be $    per unit and $   per unit,
    respectively.

                               ----------------
                              Merrill Lynch & Co.

                               ----------------

           The date of this prospectus supplement is March  , 1999.

"MITTS" is a registered service mark and "Market Index Target-Term Securities" are registered service marks owned by Merrill Lynch & Co., Inc.

"Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)", "S&P(R)" and "500", are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch Capital Services, Inc., and Merrill Lynch & Co., Inc. is an authorized sublicensee.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
SUMMARY INFORMATION--Q&A..................................................  S-4
  What are the MITTS Securities?..........................................  S-4
  What will I receive at the stated maturity date of the MITTS
   Securities?............................................................  S-4
  Who publishes the Index and what does the Index measure?................  S-5
  How has the Index performed historically?...............................  S-6
  What about taxes?.......................................................  S-6
  Will the MITTS Securities be listed on a stock exchange?................  S-6
  What is the role of MLPF&S?.............................................  S-6
  Who is ML&Co.?..........................................................  S-7
  Are there any risks associated with my investment?......................  S-7
RISK FACTORS..............................................................  S-8
  The MITTS Securities are unlike typical equity or debt securities.......  S-8
  You may not earn a return on your investment............................  S-8
  Your yield may be lower than the yield on a standard debt security of comparable maturity....................................................  S-8
  Your return will not reflect the return of owning the stocks underlying the Index..............................................................  S-8
  Uncertain trading market................................................  S-8
  Factors affecting trading value of the MITTS Securities.................  S-9
  State law limits on interest paid....................................... S-10
  Purchases and sales by Merrill Lynch.................................... S-10
  Potential conflicts..................................................... S-10
RATIO OF EARNINGS TO FIXED CHARGES........................................ S-11
DESCRIPTION OF THE MITTS SECURITIES....................................... S-11
  Payment at Maturity..................................................... S-11
  Hypothetical Returns.................................................... S-13
  Adjustments to the Index; Market Disruption Events...................... S-14
  Discontinuance of the Index............................................. S-14
  Events of Default and Acceleration...................................... S-15
  Depositary.............................................................. S-15
  Same-Day Settlement and Payment......................................... S-18
THE INDEX................................................................. S-18
  Computation of the Index................................................ S-18
  Historical Data on the Index............................................ S-20
  License Agreement....................................................... S-21
UNITED STATES FEDERAL INCOME TAXATION..................................... S-22
  General................................................................. S-23
  U.S. Holders............................................................ S-23
  Hypothetical Table...................................................... S-26
  Non-U.S. Holders........................................................ S-26
  Backup Withholding...................................................... S-27
  New Withholding Regulations............................................. S-27
USE OF PROCEEDS AND HEDGING............................................... S-27
WHERE YOU CAN FIND MORE INFORMATION....................................... S-28
UNDERWRITING.............................................................. S-28
VALIDITY OF THE MITTS SECURITIES.......................................... S-29
INDEX OF CERTAIN DEFINED TERMS............................................ S-30

                                                                          Page
                                                                          ----
                               Prospectus
AVAILABLE INFORMATION....................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   2
MERRILL LYNCH & CO., INC.................................................   3
USE OF PROCEEDS..........................................................   3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................   4
DESCRIPTION OF DEBT SECURITIES...........................................   4
DESCRIPTION OF DEBT WARRANTS.............................................   9
DESCRIPTION OF CURRENCY WARRANTS.........................................  11
DESCRIPTION OF INDEX WARRANTS............................................  12
DESCRIPTION OF PREFERRED STOCK...........................................  17
DESCRIPTION OF DEPOSITARY SHARES.........................................  21
DESCRIPTION OF PREFERRED STOCK WARRANTS..................................  25
DESCRIPTION OF COMMON STOCK..............................................  27
DESCRIPTION OF COMMON STOCK WARRANTS.....................................  30
PLAN OF DISTRIBUTION.....................................................  32
EXPERTS..................................................................  33

                           SUMMARY INFORMATION--Q&A
      This summary includes questions and answers that highlight selected information from the prospectus and prospectus supplement to help you understand the S&P 500 Market Index Target-Term Securities due March , 2006 (the "MITTS Securities"). You should carefully read the accompanying prospectus and this prospectus supplement to fully understand the terms of the MITTS Securities, the S&P 500 Index (the "S&P 500 Index" or "Index"), and the tax and other considerations that are important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

      References in this prospectus supplement to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the MITTS Securities?

      The MITTS Securities are a series of senior debt securities issued by ML&Co. and are not secured by collateral. The MITTS Securities will rank equally with all of our other unsecured and unsubordinated debt. The MITTS Securities will mature on March , 2006. We cannot redeem the MITTS Securities at any earlier date. We will make no payments on the MITTS Securities until maturity.

      Each unit of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the MITTS Securities by individual investors. You should refer to the section "Description of the MITTS Securities--Depositary" in this prospectus supplement.

What will I receive at the stated maturity date of the MITTS Securities?

      We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the Index as reduced by the Adjustment Factor. At the stated maturity date, you will receive a payment on the MITTS Securities equal to the sum of two amounts: the "Principal Amount" and the "Supplemental Redemption Amount".

"Principal Amount"

      The Principal Amount per unit is $10.

"Supplemental Redemption Amount"

      The Supplemental Redemption Amount per unit will equal:

       ( Adjusted Ending Value - Starting Value  )
$10 X  ( --------------------------------------  )
       (            Starting Value               )

but will not be less than zero.

      "Starting Value", means the closing value of the Index on the date the MITTS Securities are priced for initial sale to the public. We will disclose the Starting Value in the final prospectus supplement delivered to you in connection with sales of the MITTS Securities.

      "Adjusted Ending Value" means the average of the values of the Index as reduced by the application of the Adjustment Factor at the close of the market on five business days before the maturity of the MITTS Securities. We may calculate the Adjusted Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the stated maturity date of the MITTS Securities, there is a disruption in the trading of the component stocks comprising the Index or certain futures or options relating to the Index.

      The "Adjustment Factor" is expected to be between 2.9% and 3.4% per year and will be prorated based on a 365-day year and applied each calendar day to reduce the value of the Index. We will determine the Adjustment Factor on the date the MITTS Securities are priced for initial sale to the public and it will appear in the final prospectus supplement delivered to you in connection with sales of the MITTS Securities. As a result of the application of the Adjustment Factor, the adjusted value of the Index used to calculate your Supplemental Redemption Amount at the stated maturity of the MITTS Securities will be approximately 18.37% to 21.18% less than the actual Index value on any day during the Calculation Period. For a detailed discussion of how the Adjustment Factor will affect the value of the Index used to calculate your Supplemental Redemption Amount, see "Description of the MITTS Securities--Payment at Maturity" in this prospectus supplement.

      For more specific information about the Supplemental Redemption Amount, please see the section "Description of the MITTS Securities" in this prospectus supplement.

      We will pay you a Supplemental Redemption Amount only if the Adjusted Ending Value is greater than the Starting Value. If the Adjusted Ending Value is less than, or equal to, the Starting Value, the Supplemental Redemption Amount will be zero. We will pay you the Principal Amount of the MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.

 "Examples"

  Here are two examples of Supplemental Redemption Amount calculations assuming an Adjustment Factor of 3.15% (the midpoint of the expected range of 2.9% and 3.4%):

 Example 1--The Index, as adjusted, is below the Starting Value at maturity:

  Hypothetical Starting Value: 1,224.03
  Hypothetical closing value of the Index at maturity: 1,468.84
  Hypothetical Adjusted Ending Value: 1,178.17

                                                      ( 1,178.17 -  1,224.03 )              (Supplemental
  Supplemental Redemption Amount (per unit) =  $10 X  ( -------------------- )  = $0.00     Redemption
                                                      (       1,224.03       )              Amount cannot be
                                                                                            less than zero)

  Total payment at maturity (per unit) = $10 + $0 = $10

 Example 2--The Index, as adjusted, is above the Starting Value at maturity:

  Hypothetical Starting Value: 1,224.03
  Hypothetical closing value of the Index at maturity: 2,080.85
  Hypothetical Adjusted Ending Value: 1,669.07

                                                      ( 1,669.07 -  1,224.03 )
  Supplemental Redemption Amount (per unit) =  $10 X  ( -------------------- )  = $3.64
                                                      (       1,224.03       )


  Total payment at maturity (per unit) = $10 + $3.64 = $13.64

Who publishes the Index and what does the Index measure?
      The Index is published by Standard & Poor's ("S&P"), a division of The McGraw-Hill Companies, Inc., and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate Market Value of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. "Market Value" for the common stock of a company means the product of the market price per share of such common stock and the number of outstanding shares of such common stock. As of January 30, 1999, the 500 companies included in the Index represented approximately 91% of the aggregate Market Value of common stocks traded on the New York Stock Exchange; however, these 500 companies are not the 500 largest companies listed on the NYSE and not all of these 500 companies are listed on such exchange. As of January 30, 1999, the aggregate Market Value of the 500 companies included in the Index represented approximately 79% of the aggregate market value of United States domestic, public companies. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

      Please note that an investment in the MITTS Securities does not entitle you to any ownership interest in the stocks of the companies included in the Index.

How has the Index performed historically?

      Tables showing the year end closing value of the Index for each year from 1947 through 1998 and the month-end closing value of the Index from January 1990 through January 1999 are provided in the section "The Index--Historical Data on the Index", in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, past performance of the Index is not necessarily indicative of how the Index will perform in the future.

What about taxes?

      Each year, you will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a MITTS Security. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal % per annum (compounded semiannually).

      Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a MITTS Security for $10 and hold the MITTS Security until maturity, you will be required to pay taxes on the following amounts of
ordinary income from the MITTS Securities each year: $   in 1999, $   in 2000,
$   in 2001, $   in 2002, $   in 2003, $   in 2004, $   in 2005 and $   in
2006. However, in 2006, the amount of ordinary income that you will be required to pay taxes on from owning such MITTS Security may be greater or less than $ , depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $ , you may have a loss which you could deduct against other income you may have in 2006, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see "United States Federal Income Taxation" in this prospectus supplement.

Will the MITTS Securities be listed on a stock exchange?

      The MITTS Securities have been approved for listing on the AMEX under the trading symbol "FML", subject to official notice of issuance. You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review "Risk Factors--Uncertain trading market".

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the MITTS Securities. After the initial offering, MLPF&S intends to buy and sell MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during the initial distribution of the MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the

Adjusted Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as a subsidiary of ML&Co. and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the MITTS Securities are subject to risk. Please refer to the section "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the MITTS Securities will involve certain risks. You should carefully consider the following discussion of risks before deciding whether an investment in the MITTS Securities is suitable for you.

The MITTS Securities are unlike typical equity or debt securities

      The MITTS Securities combine features of equity and debt instruments. For example, like an equity instrument, your return will be based on the appreciation of common stocks as reflected in the value of the Index as adjusted by the Adjustment Factor. However, as a holder of the MITTS Securities, you will not be entitled to receive dividends that would be payable on the stocks underlying the Index as if you made a direct investment in such stocks. In addition, like a debt instrument, you will receive the Principal Amount of your MITTS Securities on the maturity date. However, the terms of the MITTS Securities differ from the terms of ordinary debt securities in that the Supplemental Redemption Amount payable on the maturity date is not a fixed amount, but is based on the value of the Index, as adjusted by the Adjustment Factor.

You may not earn a return on your investment

      You should be aware that if the Adjusted Ending Value does not exceed the Starting Value at the stated maturity, the Supplemental Redemption Amount will be "zero". This will be true even if the value of the Index, as reduced by the Adjustment Factor, was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will pay you only the Principal Amount of your MITTS Securities.

Your yield may be lower than the yield on a standard debt security of comparable maturity

      The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable Merrill Lynch & Co., Inc. debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the stocks underlying the Index

      Your return will not reflect the return you would realize if you actually owned the stocks underlying the Index and received the dividends paid on those stocks because of the reduction caused by the Adjustment Factor and because the Index is calculated by reference to the prices of the common stocks comprising the Index without taking into consideration the value of dividends paid on those stocks.

Uncertain trading market

      The MITTS Securities have been approved for listing on the AMEX under the trading symbol "FML", subject to official notice of issuance. While there have been a number of issuances of Market Index Target-Term Securities, trading volumes have varied historically from one transaction to another and it is therefore impossible to predict how the MITTS Securities will trade. You cannot assume that a trading market will develop for the MITTS Securities. If such a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the MITTS Securities will depend on our financial performance, and other factors such as the increase, if any, of the value of the Index.

      If the trading market for the MITTS Securities is limited, there may be a limited number of buyers when you decide to sell your MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

Factors affecting trading value of the MITTS Securities

      We believe that the trading value of the MITTS Securities will be affected by the value of the Index and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the trading value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

  . Index Value. We expect that the trading value of the MITTS Securities will depend substantially on the amount by which the Index, as reduced by the Adjustment Factor, exceeds or does not exceed the Starting Value. If you choose to sell your MITTS Securities when the value of the Index, as reduced by the Adjustment Factor, exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on such value because of the expectation that the Index will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your MITTS Securities when the value of the Index is below, or not sufficiently above, the Starting Value, you may receive less than the $10 Principal Amount per unit of MITTS Securities. In general, rising U.S. dividend rates (i.e., dividends per share) may increase the value of the Index while falling U.S. dividend rates may decrease the value of the Index. Political, economic and other developments that affect the stocks underlying the Index may also affect the value of the Index and the value of the MITTS Securities.

  . Interest Rates. Because the MITTS Securities repay, at a minimum, the Principal Amount at maturity, we expect that the trading value of the MITTS Securities will be affected by changes in interest rates. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect the trading value of the MITTS Securities will increase. Interest rates may also affect the U.S. economy and, in turn, the value of the Index. Rising interest rates may lower the value of the Index and, thus, the MITTS Securities. Falling interest rates may increase the value of the Index and, thus, may increase the value of the MITTS Securities.

  . Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. Generally if the volatility of the Index increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the volatility of the Index decreases, we expect that the trading value of the MITTS Securities will decrease.

  . Time Remaining to Maturity. We anticipate that before their maturity, the MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the Index. This difference would reflect a "time premium" due to expectations concerning the value of the Index during the period prior to the stated maturity of the MITTS Securities. However, as the time remaining to the stated maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

  . Dividend Yields. Generally if dividend yields on the stocks comprising the Index increase, we expect that the value of the MITTS Securities will decrease and, conversely, if dividend yields on the stock comprising the Index decrease, we expect that the value of the MITTS Securities will increase.

  . Changes in Our Credit Ratings. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because your return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the percentage increase in the value of the Index at maturity, an improvement in our credit ratings will not reduce other investment risks related to the MITTS Securities.

      It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the Index value.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities, except that we expect that the effect on the trading value of the MITTS Securities of a given increase or decrease in the value of the Index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

State law limits on interest paid

      New York State law governs the indenture under which the MITTS Securities will be issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by Merrill Lynch

      We and our other affiliates may from time to time buy or sell the stocks underlying the Index for our own accounts, for business reasons or in connection with hedging our obligations under the MITTS Securities. These transactions could affect the price of such stocks and the value of the Index in a manner that would be adverse to your investment in the MITTS Securities.

Potential conflicts

      The calculation agent is our subsidiary. Under certain circumstances, MLPF&S's role as our subsidiary and its responsibilities as calculation agent for the MITTS Securities could give rise to conflicts of interests. Such conflicts could occur, for instance, in connection with the calculation agent's determination as to whether a Market Disruption Event has occurred, or in connection with judgments that it would be required to make in the event of a discontinuance of the Index. See "Description of the MITTS Securities-- Adjustments to the Index; Market Disruption Events" and "--Discontinuance of the Index" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We have entered into an arrangement with our subsidiary to hedge the market risks associated with our obligation to pay the Supplemental Redemption Amount. Our subsidiary expects to make a profit in connection with such arrangement. We did not seek competitive bids for such an arrangement from unaffiliated parties.

                       RATIO OF EARNINGS TO FIXED CHARGES

      In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information has been restated, excluding the 1993 ratio, as if our two entities had always been combined.

      The following table sets forth the historical ratios of earnings to fixed charges of ML&Co. for the periods indicated:

                                          Year Ended Last Friday   Nine Months
                                               in December            Ended
                                         ------------------------ September 25,
                                         1993 1994 1995 1996 1997     1998
                                         ---- ---- ---- ---- ---- -------------
Ratio of earnings to fixed charges(a)... 1.4  1.2  1.2  1.2  1.2       1.1

(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997, and the effect would not have been material for the 1993 fiscal year.

      For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

                      DESCRIPTION OF THE MITTS SECURITIES

      The S&P 500 Market Index Target-Term Securities due March , 2006, which are referred to in this prospectus supplement as the "MITTS Securities" are to be issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "1983 Indenture", which is more fully described in the accompanying prospectus. The MITTS Securities will mature on March , 2006.

      While at maturity a beneficial owner of a MITTS Security will receive the Principal Amount of such MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "Payment at Maturity" below.

      The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner prior to maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "Description of the MITTS Securities--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--General--Events of Default" in the accompanying prospectus.

      The MITTS Securities are to be issued in denominations of whole units.

      The MITTS Securities do not have the benefit of any sinking fund.

Payment at Maturity

      At the stated maturity date, a beneficial owner of a MITTS Security will be entitled to receive the Principal Amount plus the Supplemental Redemption Amount, if any, all as provided below. If the Adjusted Ending Value does not exceed the Starting Value, a beneficial owner of a MITTS Security will be entitled to receive only the Principal Amount.

"Determination of the Supplemental Redemption Amount"

      The Supplemental Redemption Amount for a MITTS Security will be determined by the calculation agent and will equal:

                                                               ( Adjusted Ending Value - Starting Value )
   Principal Amount of such MITTS Security ($10 per unit) X    ( -------------------------------------- )
                                                               (             Starting Value             )


"provided", "however", that in no event will the Supplemental Redemption Amount be less than zero.

      The "Starting Value" will equal the closing value of the Index on the date the MITTS Securities are initially priced for sale to the public (the "Pricing Date"). We will set forth the actual Starting Value in the final prospectus supplement delivered to you in connection with the sales of the MITTS Securities.

      The "Adjusted Ending Value" will be determined by the calculation agent and will equal the average or arithmetic mean of the closing values of the Index, as reduced by the application of the Adjustment Factor on each Calculation Day, determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Adjusted Ending Value will equal the average or arithmetic mean of the closing values of the Index on such Calculation Days as reduced by the application of the Adjustment Factor on each Calculation Day, and if there is only one Calculation Day, then the Adjusted Ending Value will equal the closing value of the Index on such Calculation Day as reduced by the application of the Adjustment Factor on such Calculation Day. If no Calculation Days occur during the Calculation Period, then the Adjusted Ending Value will equal the closing value of the Index determined on the last scheduled Index Business Day in the Calculation Period as reduced by the application of the Adjustment Factor on such Calculation Day, regardless of the occurrence of a Market Disruption Event on such day.

      The "Adjustment Factor" is expected to be between 2.9% and 3.4% and will be prorated based on a 365-day year and applied each calendar day during the term of the MITTS Securities to reduce the value of the Index. We will determine the Adjustment Factor on the Pricing Date and it will appear in the final prospectus supplement delivered to you in connection with sales of the MITTS Securities. As a result of the application of the Adjustment Factor, the adjusted value of the Index used to calculate your Supplemental Redemption Amount at the stated maturity of the MITTS Securities will be approximately 18.37% to 21.18% less than the actual value of the Index on any day during the Calculation Period.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

      "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" is a day on which the NYSE and the AMEX are open for trading and the Index or any Successor Index, as defined below, is calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the MITTS Securities.

Hypothetical Returns

      The following table illustrates, for a range of hypothetical closing values of the Index during the Calculation Period:

    . the Adjusted Ending Value used to calculate the Supplemental
      Redemption Amount;
    . the percentage change from the Starting Value to the Adjusted Ending
      Value;
    . the total amount payable per unit of MITTS Securities;
    . the total rate of return on the MITTS Securities;
    . the pretax annualized rate of return on the MITTS Securities; and . the pretax annualized rate of return of the stocks underlying the
      Index, which includes an assumed aggregate dividend yield of 1.29% per annum, as more fully described below.

      This table assumes an Adjustment Factor of 3.15% per year (the midpoint of the expect range of 2.9% and 3.4%).

                                                                                             Pretax
   Hypothetical                  Adjusted Ending     Total Amount                          Annualized      Pretax Annualized
 Closing Value of                Value Percentage Payable at Maturity  Total Rate of         Rate of       Rate of Return of
 Index During the     Adjusted   Change Over the      per Unit of      Return on the      Return on the    Stocks Underlying
Calculation Period  Ending Value  Starting Value   MITTS Securities   MITTS Securities MITTS Securities(1)  The Index(1)(2)
------------------  ------------ ---------------- ------------------- ---------------- ------------------- -----------------
       612.02           490.90       -59.89%            $10.00              0.00%             0.00%             -8.38%
       734.42           589.08       -51.87%            $10.00              0.00%             0.00%             -5.89%
       856.82           687.26       -43.85%            $10.00              0.00%             0.00%             -3.76%
       979.22           785.45       -35.83%            $10.00              0.00%             0.00%             -1.89%
     1,101.63           883.63       -27.81%            $10.00              0.00%             0.00%             -0.22%
     1,224.03(3)        981.81       -19.79%            $10.00              0.00%             0.00%              1.29%
     1,346.43         1,079.99       -11.77%            $10.00              0.00%             0.00%              2.67%
     1,468.84         1,178.17        -3.75%            $10.00              0.00%             0.00%              3.93%
     1,591.24         1,276.35         4.27%            $10.43              4.27%             0.60%              5.11%
     1,713.64         1,374.53        12.30%            $11.23             12.30%             1.66%              6.20%
     1,836.05         1,472.71        20.32%            $12.03             20.32%             2.66%              7.23%
     1,958.45         1,570.89        28.34%            $12.83             28.34%             3.60%              8.19%
     2,080.85         1,669.07        36.36%            $13.64             36.36%             4.48%              9.10%
     2,203.25         1,767.25        44.38%            $14.44             44.38%             5.32%              9.96%
     2,325.66         1,865.43        52.40%            $15.24             52.40%             6.11%             10.78%
     2,448.06         1,963.61        60.42%            $16.04             60.42%             6.87%             11.56%
     2,570.46         2,061.79        68.44%            $16.84             68.44%             7.59%             12.31%
     2,692.87         2,159.97        76.46%            $17.65             76.46%             8.28%             13.03%
     2,815.27         2,258.16        84.49%            $18.45             84.49%             8.94%             13.71%
     2,937.67         2,356.34        92.51%            $19.25             92.51%             9.58%             14.37%
     3,060.08         2,454.52       100.53%            $20.05            100.53%            10.19%             15.01%

--------
(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(2) This rate of return assumes:
  (a) a dividend yield of 1.29% per annum, paid quarterly from the date of initial delivery of MITTS Securities, applied to the value of the Index at the end of each such quarter assuming this value increases or decreases linearly from the Starting Value to the hypothetical closing value of the Index during the Calculation Period;
  (b) no transaction fees or expenses;
  (c) an investment term of seven years; and
  (d) a final closing value of the Index equal to the hypothetical closing value of the Index during the Calculation Period.
(3) This is the assumed Starting Value for purposes of calculating the above table. The actual Starting Value will equal the closing value of the Index on the Pricing Date.

      The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the Starting Value, Adjustment Factor and the actual Adjusted Ending Value determined by the calculation agent as provided herein. Historical data regarding the Index is included in this prospectus supplement under "The Index--Historical Data on the Index".

Adjustments to the Index; Market Disruption Events

      If at any time the method of calculating the Index, or its value, is changed in any material respect, or if the Index is in any other way modified so that such Index does not, in the opinion of the calculation agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Adjusted Ending Value is to be calculated, make such adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the value of such Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Index), then the calculation agent shall adjust such Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

      "Market Disruption Event" means either of the following events; as determined by the calculation agent:

    (a) the suspension or material limitation (limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent) on trading during significant market fluctuations shall be considered "material" for purposes of this definition), in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the Index; or

    (b) the suspension or material limitation, in each case, for more than two hours of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in

      (A) futures contracts related to the Index, or options on such futures contracts, which are traded on any major U.S. exchange or

      (B) option contracts related to the Index which are traded on any major U.S. exchange.

      For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

Discontinuance of the Index

      If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to herein as a "Successor Index"), then, upon the calculation agent's notification of such determination to the Trustee and ML&Co., the calculation agent will substitute the Successor Index as calculated by S&P or such other entity for the Index. Upon any selection by the calculation agent of a Successor Index, ML&Co. shall cause notice thereof to be given to Holders of the MITTS Securities.

      If S&P discontinues publication of the Index and a Successor Index is not selected by the calculation agent or is no longer published on any of the Calculation Days, the value to be substituted for the Index for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the calculation agent for each Calculation Day in accordance with the procedures last used to calculate the Index prior to such discontinuance. If a Successor Index is selected or the calculation agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists. If the calculation agent calculates a value as a substitute for the Index, "Index Calculation Day" shall mean any day on which the calculation agent is able to calculate such value.

      If S&P discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the calculation agent determines that no Successor Index is available at such time, then on each Business Day until the earlier to occur of (a) the determination of the Adjusted Ending Value and (b) a determination by the calculation agent that a Successor Index is available, the calculation agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The calculation agent will cause notice of each such value to be published not less often than once each month in "The Wall Street Journal" or another newspaper of general circulation, and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the MITTS Securities.

Events of Default and Acceleration

      In case an Event of Default with respect to any MITTS Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount thereof, will be equal to the Principal Amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the MITTS Securities. See "Description of the MITTS Securities--Payment at Maturity" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the Principal Amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

      In case of default in payment of the MITTS Securities (whether at the stated maturity or upon acceleration), from and after the maturity date the MITTS Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of % per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the MITTS Securities to the date payment of such amount has been made or duly provided for.

Depositary

      Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, DTC (DTC, together with any successor thereto, being a "Depositary"), as Depositary, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MITTS Securities represented by such global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or Holders of the

MITTS Securities (as defined in the 1983 Indenture), including for purposes of receiving any reports delivered by ML&Co. or the Trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant of DTC, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of Holders or that an owner of a beneficial interest in such a global security desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by ML&Co. within 60 days, (y) ML&Co. executes and delivers to the Trustee a company order to the effect that the global securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the MITTS Securities, the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive MITTS Securities will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such global securities.

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities will be issued for the MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts such MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, the Trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the Trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

      DTC has advised ML&Co. that management of DTC is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". DTC has informed its direct and indirect participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's direct participants and indirect participants, and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to ML&Co. or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, MITTS Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the MITTS Securities will be made by the underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by ML&Co. in immediately available funds so long as the MITTS Securities are maintained in book-entry form.

                                   THE INDEX

      The Index is published by S&P, and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of January 30, 1999, the 500 companies included in the Index represented approximately 91% of the aggregate Market Value of common stocks traded on the NYSE; however, these 500 companies are not the 500 largest companies listed on the NYSE and not all of these 500 companies are listed on such exchange. As of January 30, 1999, the aggregate Market Value of the 500 companies included in the Index represented approximately 79% of the aggregate Market Value of United States domestic, public companies. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the Market Value and trading activity of the common stock of that company. Four main groups of companies comprise the Index (with the number of companies currently included in each group indicated in parentheses): Industrials (380), Utilities (39), Transportation (10) and Financial (71). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

      The Index does not reflect the payment of dividends on the stocks underlying it. Because of this (and due to the application of the Adjustment Factor) the return on the MITTS Securities will not be the same that you would receive if you were to purchase such underlying stocks and hold them for a period equal to the term of the MITTS Securities.

Computation of the Index

      S&P currently computes the Index as of a particular time as follows:

    (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of such time (such product referred to as the "Market Value" of such stock);

    (b) the Market Values of all component stocks as of such time are aggregated;

    (c) the mean average of the Market Values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

    (d) the mean average Market Values of all such common stocks over such base period are aggregated (such aggregate amount being referred to as the "Base Value");

    (e) the current aggregate Market Value of all component stocks is divided by the Base Value; and

    (f) the resulting quotient (expressed in decimals) is multiplied by ten.

      While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to beneficial owners of MITTS Securities upon maturity or otherwise.

      S&P adjusts the foregoing formula to offset the effects of changes in the Market Value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the Index, and other reasons. In all such cases, S&P first recalculates the aggregate Market Value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the New Base Value in accordance with the following formula:

                                  New Base Value
              Old Base Value X  -------------------   = New Market Value
                                  Old Market Value

      The result is that the Base Value is adjusted in proportion to any change in the aggregate Market Value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the Index.

Historical Data on the Index

      The following table sets forth the closing values of the Index on the last business day of each year from 1947 through 1998, as published by S&P. The historical experience of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will not decline and thereby reduce or eliminate the Supplemental Redemption Amount which may be payable to holders of the MITTS Securities at the maturity date.

                          Year End Value of the Index

                                                                        Closing
Year                                                                     Value
----                                                                    --------
1947...................................................................    15.30
1948...................................................................    15.20
1949...................................................................    16.76
1950...................................................................    20.41
1951...................................................................    23.77
1952...................................................................    26.57
1953...................................................................    24.81
1954...................................................................    35.98
1955...................................................................    45.48
1956...................................................................    46.67
1957...................................................................    39.99
1958...................................................................    55.21
1959...................................................................    59.89
1960...................................................................    58.11
1961...................................................................    71.55
1962...................................................................    63.10
1963...................................................................    75.02
1964...................................................................    84.75
1965...................................................................    92.43
1966...................................................................    80.33
1967...................................................................    96.47
1968...................................................................   103.86
1969...................................................................    92.06
1970...................................................................    92.15
1971...................................................................   102.09
1972...................................................................   118.05
1973...................................................................    97.55
1974...................................................................    68.56
1975...................................................................    90.19
1976...................................................................   107.46
1977...................................................................    95.10
1978...................................................................    96.11
1979...................................................................   107.94
1980...................................................................   135.76
1981...................................................................   122.55
1982...................................................................   140.64
1983...................................................................   164.93
1984...................................................................   167.24
1985...................................................................   211.28
1986...................................................................   242.17
1987...................................................................   247.08
1988...................................................................   277.72
1989...................................................................   353.40
1990...................................................................   330.22
1991...................................................................   417.09
1992...................................................................   435.71
1993...................................................................   466.45
1994...................................................................   459.27
1995...................................................................   615.93
1996...................................................................   740.74
1997...................................................................   970.43
1998................................................................... 1,229.23

      The following table sets forth the value of the Index at the end of each month, in the period from January 1990 through January 1999. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the MITTS Securities.

                          1990   1991   1992   1993   1994   1995   1996   1997    1998     1999
                         ------ ------ ------ ------ ------ ------ ------ ------ -------- --------
January................. 329.08 343.93 408.78 438.78 481.61 470.42 636.02 786.16   980.28 1,279.64
February................ 331.89 367.07 412.70 443.38 467.14 487.39 640.43 790.82 1,049.34    --
March................... 339.94 375.22 403.69 451.67 445.77 500.71 645.50 757.12 1,101.75    --
April................... 330.80 375.34 414.95 440.19 450.91 514.71 654.17 801.34 1,111.75    --
May..................... 361.23 389.83 415.35 450.19 456.51 533.40 669.12 848.28 1,090.82    --
June.................... 358.02 371.16 408.14 450.53 444.27 544.75 670.63 885.14 1,133.84    --
July.................... 356.15 387.81 424.22 448.13 458.26 562.06 639.95 954.29 1,120.67    --
August.................. 322.56 395.43 414.03 463.56 475.50 561.88 651.99 899.47   957.28    --
September............... 306.05 387.86 417.80 458.93 462.71 584.41 687.31 947.28 1,017.01    --
October................. 304.00 392.45 418.68 467.83 472.35 581.50 705.27 914.62 1,098.67    --
November................ 322.22 375.22 431.35 461.79 453.69 605.37 757.02 955.40 1,163.63    --
December................ 330.22 417.09 435.71 466.45 459.27 615.93 740.74 970.43 1,229.23    --

      The following graph sets forth the historical performance of the Index at the end of each month from January 1990 through January 1999. Past movements of the Index are not necessarily indicative of the future Index values. On February 17, 1999 the closing value of the Index was 1,224.03.


[THE GRAPH INSERTED SETS FORTH THE PERFORMANCE OF THE INDEX FROM 1990 THROUGH 1999. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 0 TO 1,400 IN INCREMENTS OF
200. THE HORIZONTAL AXIS HAS A RANGE OF YEARS FROM 1990 TO 1999 IN INCREMENTS OF ONE MONTH.]


      This graph is for historical information only and should not be used or interpreted as a forecast or indication of future stock market performance, interest rate levels, or variable returns applicable to the MITTS Securities.

License Agreement

      Standard & Poor's does not guarantee the accuracy and/or the completeness of the Index or any data included therein. S&P makes no warranty, express or implied, as to results to be obtained by ML&Co.,

MLPF&S, holders of the MITTS Securities, or any other person or entity from the use of the S&P Index or any data included therein in connection with the rights licensed under the license agreement described herein or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P Index or any data included therein. without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect or consequential damage (including lost profits), even if notified of the possibility of such damages.

      S&P and Merrill Lynch Capital Services, Inc. have entered into a non-exclusive license agreement providing for the license to Merrill Lynch Capital Services, Inc., in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the MITTS Securities, and ML&Co. is an authorized sublicensee thereof.

      The license agreement between S&P and Merrill Lynch Capital Services, Inc. provides that the following language must be stated in this prospectus supplement:

      "The MITTS Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the Holders of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities particularly or the ability of the Index to track general stock market performance. S&P's only relationship to Merrill Lynch Capital Services, Inc. and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to ML&Co. or the MITTS Securities. S&P has no obligation to take the needs of ML&Co. or the Holders of the MITTS Securities into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the MITTS Securities, prices at which the MITTS Securities are to initially be sold, or quantities of the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the MITTS Securities."

      All disclosures contained in this prospectus supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of such information.

                     UNITED STATES FEDERAL INCOME TAXATION

      Set forth in full below is the opinion of Brown & Wood LLP, counsel to ML&Co., as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities. Such opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding MITTS Securities in a tax-deferred or tax-advantaged account, or persons holding MITTS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). The following discussion also assumes that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the MITTS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MITTS Securities arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a MITTS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a MITTS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a MITTS Security that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. ML&Co. currently intends to treat each MITTS Security as a debt instrument of ML&Co. for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities is based upon the assumption that each MITTS Security will be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. If the MITTS Securities are not in fact treated as debt instruments of ML&Co. for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a MITTS Security had the MITTS Securities in fact been treated as debt instruments of ML&Co. for United States Federal income tax purposes.

U.S. Holders

      On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the MITTS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

      In particular, solely for purposes of applying the Final Regulations to the MITTS Securities, ML&Co. has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal
to $    per unit (the "Projected Supplemental Redemption Amount"). This represents an estimated yield on the MITTS Securities equal to % per annum (compounded semiannually). Accordingly, during the term of the MITTS Securities, a U.S. Holder of a MITTS Security will be required to include in income the sum of the daily portions of interest on the MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the MITTS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a MITTS Security's adjusted issue price will equal the MITTS Security's issue price (i.e., $10), increased by the interest previously accrued on the MITTS Security. At maturity of a MITTS Security, in the event that the actual Supplemental Redemption
Amount, if any, exceeds $    per unit (i.e., the Projected Supplemental
Redemption Amount), a U.S. Holder will be required to include the excess of the
actual Supplemental Redemption Amount over $    per unit (i.e., the Projected
Supplemental Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the actual Supplemental Redemption
Amount, if any, is less than $    per unit (i.e., the Projected Supplemental
Redemption Amount), the excess of $    per unit (i.e., the Projected
Supplemental Redemption Amount) over the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MITTS Security for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. A U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the excess of $ per unit (i.e., the Projected Supplemental Redemption Amount) over the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules, and such U.S. Holders should consult their own tax advisors concerning these rules.

      Upon the sale or exchange of a MITTS Security prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a MITTS Security generally will equal such U.S. Holder's initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

      Prospective investors in the MITTS Securities should be aware that if a significant percentage of the total aggregate amount of the MITTS Securities originally issued are sold at a discount from the principal amount thereof, which is not expected to be the case, then the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, may be less than the principal amount of the MITTS Securities. In such event, if a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount equal to the principal amount thereof, the amount of the difference between the principal amount of the MITTS Securities and the issue price thereof generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as an offset to such interest on each such date. In addition, on each such date, the U.S. Holder's adjusted tax basis in the MITTS Security will be reduced by the amount treated as an interest offset pursuant to the foregoing rule. Alternatively, in the event that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof and a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount that is less than the principal amount thereof, the amount of the difference between the principal amount of the MITTS Security and the amount paid by the U.S. Holder to purchase the MITTS Security generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as additional ordinary interest includible in income by the U.S. Holder on each such date. In such event, on each such date, the U.S. Holder's adjusted tax basis in the MITTS Security will be increased by the amount treated as additional ordinary income. In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules, and such U.S. Holders should consult their own tax advisors concerning these rules. Moreover, prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

      The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

Hypothetical Table

      The following table sets forth the amount of interest that would be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over an assumed term of approximately seven years for the MITTS Securities based upon a hypothetical projected payment schedule for the MITTS Securities (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 5.96% per annum (compounded semiannually)) as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the MITTS Securities as if the MITTS Securities had been issued on February 18, 1999. The following table is for illustrative purposes only. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) will be determined by ML&Co. on the Pricing Date and will depend upon actual market interest rates (and thus ML&Co.'s borrowing costs for debt instruments with comparable maturities) as of the Pricing Date. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final form of prospectus supplement delivered to investors in connection with sales of the MITTS Securities:

                                                            Total Interest
                                                            Deemed to Have
                                      Interest Deemed to Accrued on the MITTS
                                        Accrue During    Securities as of End
                                        Accrual Period    of Accrual Period
      Accrual Period                      (per unit)          (per unit)
      --------------                  ------------------ --------------------
February 18, 1999 through August 18,
 1999                                      $0.2955             $0.2955
August 19, 1999 through February 18,
 2000                                      $0.3068             $0.6023
February 19, 2000 through August 18,
 2000                                      $0.3160             $0.9183
August 19, 2000 through February 18,
 2001                                      $0.3253             $1.2436
February 19, 2001 through August 18,
 2001                                      $0.3351             $1.5787
August 19, 2001 through February 18,
 2002                                      $0.3450             $1.9237
February 19, 2002 through August 18,
 2002                                      $0.3554             $2.2791
August 19, 2002 through February 18,
 2003                                      $0.3659             $2.6450
February 19, 2003 through August 18,
 2003                                      $0.3768             $3.0218
August 19, 2003 through February 18,
 2004                                      $0.3881             $3.4099
February 19, 2004 through August 18,
 2004                                      $0.3996             $3.8095
August 19, 2004 through February 18,
 2005                                      $0.4115             $4.2210
February 19, 2005 through August 18,
 2005                                      $0.4238             $4.6448
August 19, 2005 through February 18,
 2006                                      $0.4364             $5.0812

--------
Hypothetical Projected Supplemental Redemption Amount = $5.0812 per unit.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MITTS Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the MITTS Security under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and
(c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

      Under current law, a MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual's death, payments in respect of such MITTS Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

      Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the MITTS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a MITTS Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

New Withholding Regulations

      On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the MITTS Securities will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Principal Amount and the Supplemental Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8439.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  UNDERWRITING

      MLPF&S, as underwriter for the offering, has agreed, subject to the terms and conditions of the Underwriting Agreement and a Terms Agreement, to purchase
from ML&Co. $   aggregate principal amount of MITTS Securities. The
underwriting Agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter will be obligated to purchase all of the MITTS Securities if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the MITTS Securities directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the MITTS Securities subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      In addition to the commissions payable at the time of the original sale of the MITTS Securities, the underwriter will pay a commission on each of up to six anniversary dates of the issuance of the MITTS Securities to brokers whose clients purchased the units in the initial distribution and who continue to hold their MITTS Securities.

      The underwriting of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the MITTS Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the MITTS Securities.

      If the underwriter creates a short position in the MITTS Securities in connection with the offering, i.e., if it sells more units of the MITTS Securities than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the MITTS Securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MITTS Securities. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the MITTS Securities. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                        VALIDITY OF THE MITTS SECURITIES

      The validity of the MITTS Securities will be passed upon for ML&Co. and for the underwriter by Brown & Wood LLP, New York, New York.

                         INDEX OF CERTAIN DEFINED TERMS

                                                                            Page
                                                                            ----
Adjusted Ending Value...................................................... S-4
Adjustment Factor.......................................................... S-4
Base Value................................................................. S-18
Calculation Day............................................................ S-12
Calculation Period......................................................... S-12
Depositary................................................................. S-15
Index...................................................................... S-4
Index Business Day......................................................... S-12
Index Calculation Day...................................................... S-15
Market Disruption Event.................................................... S-14
Market Value............................................................... S-5
Pricing Date............................................................... S-12
Principal Amount........................................................... S-4
Projected Supplemental Redemption Amount................................... S-24
S&P........................................................................ S-5
Starting Value............................................................. S-4
Successor Index............................................................ S-14
Supplemental Redemption Amount............................................. S-4

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                                    [LOGO]


                                2,500,000 Units

                           Merrill Lynch & Co., Inc.

               S&P 500(R) Market Index Target-Term Securities(R)
                               due March  , 2006
                             "MITTS(R) Securities"

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------

                              Merrill Lynch & Co.

                                 March  , 1999

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